UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 30, 2007

	Exact name of registrant as specified in its charter		I.R.S.
Commission	and principal office address and telephone	State of	Employer
File Number	number	Incorporation	Identification No.
1-16163	WGL Holdings, Inc. 101 Constitution Ave., N.W. Washington, D.C. 20080 (703) 750-2000	Virginia	52-2210912

0-49807	Washington Gas Light Company	District of	53-0162882
	101 Constitution Ave., N.W.	Columbia
	Washington, D.C. 20080	and Virginia
(703) 750-4440

Former name or former address, if changed since last report: None
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS

     On July 30, 2007, Washington Gas Light Company (Washington Gas), which is a wholly owned subsidiary of WGL Holdings, Inc. (WGL Holdings), the Staff of the State Corporation Commission of Virginia (SCC of VA) and one other participant submitted a Stipulation to the SCC of VA related to a rate case application in Virginia that was filed on September 15, 2006. The Stipulation is not opposed by any of the parties to the proceedings.

     The Stipulation includes an annual revenue increase of $3.9 million and allows for a rate of return on common equity of 10.0 percent and an overall rate of return of 8.41 percent. The Stipulation also provides for various billing, rate design and other proposals requested by Washington Gas in the rate case application, including:

(i)	the implementation of a Weather Normalization Adjustment mechanism, a billing adjustment mechanism that is designed to eliminate the effect of variations in weather on utility net revenues. The Stipulation leaves in place the declining-block-rate structure which has the effect of mitigating the volatility in Washington Gas’ revenues associated with changes in customer consumption for either weather or customer usage;

(ii)	the implementation of a Performance-Based Rate (PBR) plan, which includes:

•	a four-year delivery service base rate freeze,

•	service quality standards to be upheld by Washington Gas for maintaining a safe and reliable natural gas distribution system while striving to control operating costs,

•	an earnings sharing mechanism that enables Washington Gas to share with shareholders and Virginia customers the earnings that exceed a target of 10.5 percent return on equity and

•	recovery of initial start-up costs associated with achieving Washington Gas’ business process outsourcing initiatives. As a result of this PBR plan and certain other terms of the Stipulation, Washington Gas will defer one-time costs to achieve the business process outsourcing initiatives as a regulatory asset and subsequently amortize those costs over the recovery period;

(iii)	the recovery of the costs of hexane, used to condition natural gas deliveries from a liquefied natural gas terminal in Cove Point, Maryland, as a gas cost from both sales and delivery service customers. The Purchase Gas Charge for sales customers and the Balancing Charge for delivery service customers provide for the full recovery of the heating value equivalent of hexane that has been injected into Washington Gas’ natural gas distribution system since February 2006. Hexane costs in excess of the heating value equivalent will generally be recovered through distribution charges on a prospective basis;

(iv)	the implementation of a Gas Administrative Charge as of September 2007, which removes the cost of uncollectible accounts expense related to gas costs from base rates and instead, permits the utility to collect an amount for this expense through its Purchased Gas Cost provision;

(v)	the implementation of sharing for asset management revenues between customers and shareholders for those revenues above an annual threshold level and

(vi)	the implementation of a long-term capital replacement project to address mechanical couplings in Virginia.

     On February 13, 2007, under the regulations of the SCC of VA, Washington Gas implemented the proposed general increase included in its September 15, 2006 rate case application, subject to refund, pending the SCC of VA’s final decision in the rate case proceeding. Although the rate design features are generally not effective until October 1, 2007, Washington Gas has been recording a reserve to reflect this estimated refund and the refund will be issued upon approval of the Stipulation by the SCC of VA. For additional information related to this rate case proceeding, refer to the combined Quarterly Report on Form 10-Q for WGL Holdings and Washington Gas for the quarterly period ended March 31, 2007 and the upcoming report for the quarterly period ended June 30, 2007.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this Report to be signed on their behalf by the undersigned hereunto duly authorized.

WGL Holdings, Inc.
and
Washington Gas Light Company
(Registrants)

Date:	July 31, 2007	/s/ Mark P. O’Flynn

Mark P. O’Flynn
Controller
(Principal Accounting Officer)